Exhibit 5.1

December 13, 2011

Aviat Networks, Inc.

5200 Great America Parkway

Santa Clara, CA 95054

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Aviat Networks, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 proposed to be filed with the United States Securities and Exchange Commission on or about December 13, 2011 (the “Registration Statement”).

The Registration Statement covers the registration of 6,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), which are issuable by the Company as awards under, or pursuant to the exercise of options and other purchase rights under, the Company’s 2007 Stock Equity Plan (As Amended and Restated Effective November 17, 2011) (the “Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan. We have reviewed copies of the Plan as currently in effect. We have also examined and relied upon such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We further assume, without investigation, that all Shares issued pursuant to the Plan will be issued in accordance with the terms of the Plan and that the purchase price of each of the Shares will be at least equal to the par value of such Shares.

This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Aviat Networks, Inc.

December 13, 2011

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options or awards granted pursuant to and in accordance with the Plan and against the consideration therefor, as specified in the Plan or such documents governing such awards, will be validly issued, fully paid and nonassessable, provided, however, that the value of such consideration, whether consisting of cash, any tangible or intangible property or any benefit to the corporation, or any combination thereof, as determined by the board of directors of the Company from time to time, is at least equal to the par value of the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, however, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP